Exhibit 99.1

NEWS RELEASE
Contacts:	Leigh Parrish FTI Consulting leigh.parrish@fticonsulting.com 212-850-5651

REDDY ICE REPORTS FOURTH QUARTER

AND FULL YEAR 2011 RESULTS

APRIL 12, 2012 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (OTCQB: RDDY) today reported financial results for the fourth quarter and twelve months ended December 31, 2011.

Revenues for the fourth quarter of 2011 were $54.9 million, compared to $55.3 million in the same quarter of 2010.  Revenues for the full year of 2011 increased four percent to $328.5 million, compared to $315.5 million in 2010.

The Company’s net loss was $33.3 million in the fourth quarter of 2011, compared to net loss of $29.0 million in the same period of 2010.  Net loss per share was $1.46 in the fourth quarter of 2011 compared to net loss per share of $1.26 in the same period of 2010.  The Company’s net loss for the full year of 2011 was $69.5 million, compared to a net loss of $40.5 million in 2010.  Net loss per share was $3.05 for the full year of 2011, compared to a net loss per share of $1.80 in 2010.

Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and amortization, and the effects of certain other items was negative $7.5 million in the fourth quarter of 2011 versus positive $0.8 million in same period of 2010.  Adjusted EBITDA for the full year of 2011 was $44.5 million, compared to $51.8 million in 2010.  A discussion regarding the presentation of Adjusted EBITDA in this press release, including reconciliations of Adjusted EBITDA to EBITDA and net income (loss), is set forth below in the section titled, “SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION.”

In March 2010, the Company refinanced substantially all of its debt.  The Company issued $300 million in principal amount of 11.25% Senior Secured Notes due 2015, $139.4 million in principal amount of 13.25% Senior Secured Notes due 2015, entered into a $35 million revolving credit facility with a group of banks and entered into a facility for the issuance of cash collateralized letters of credit.  Effective August 4, 2010, the Company expanded the size of its revolving credit facility from $35 million to $50 million.  On October 22, 2010, the Company amended and restated its revolving credit facility to amend covenants and certain other terms.  As a result of these financing transactions, the Company recognized $8.8 million of expense in 2010 related to fees, expenses and the write-off of certain debt issuance costs related to the debt that was repaid. In 2011, the Company recorded $0.7 million of expense in connection with financing activities associated with a strategic merger opportunity within the packaged ice industry.  Interest expense in 2011 was $58.7 million, compared to $50.1 million in 2010.

In connection with the Company’s ongoing acquisition strategy, nine acquisitions were completed in 2011 for a total purchase price of approximately $12.7 million, net of $0.7 million of inventories, of which approximately $10.1 million relates to acquisitions in the Northwest.  No acquisitions were completed during the three months ended December 31, 2011. Annual revenues and Adjusted EBITDA associated with our 2011 acquisitions are approximately $13.8 million and $3.0 million, respectively.

The Company incurred acquisition expenses in the fourth quarter of $0.5 million and $4.6 million for the full year of 2011. Acquisition expenses for the three and twelve months ended December 31, 2010 were $0.6 million and $1.2 million, respectively. Substantially all of the 2011 expenses were in connection with the Company’s evaluation of a strategic merger opportunity within the packaged ice industry.

A separate press release will be issued providing additional detail on the Company’s ongoing discussions with lenders and potential restructuring plans.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With approximately 1,500 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 34 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

— Financial Tables Follow —

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in thousands, except per share amounts)

Revenues	$54,888	$55,251	$328,463	$315,455
Cost of sales (excluding depreciation)	47,321	42,473	229,114	211,260
Depreciation expense related to cost of sales	4,591	9,433	27,598	26,088
Gross profit	2,976	3,345	71,751	78,107
Operating expenses	15,371	12,586	57,210	54,436
Depreciation and amortization expense	1,736	2,318	8,969	8,802
Loss on dispositions of assets	(228)	168	233	2,600
Impairment of long-lived assets	1,421	9,828	4,162	10,578
Acquisition expenses	522	552	4,633	1,176
Gain on contingent acquisition consideration	(216)	—	(418)	—
Cost (insurance recoveries) related to antitrust investigations and related litigation, net	2,112	1,700	5,049	(124)
(Loss) income from operations	(17,742)	(23,807)	(8,087)	639
Interest expense	(14,841)	(14,400)	(58,714)	(50,078)
Interest income	3	5	15	20
Gain on bargain purchase	—	(32)	—	232
Debt refinance costs	(696)	(2,361)	(696)	(8,839)
Loss before income taxes	(33,276)	(40,595)	(67,482)	(58,026)
Income tax (expense) benefit	(24)	11,581	(1,973)	17,537
Net loss	$(33,300)	$(29,014)	$(69,455)	$(40,489)

Basic net loss per share:
Net loss	$(1.46)	$(1.26)	$(3.05)	$(1.80)
Weighted average common shares outstanding	22,808	22,951	22,758	22,470

Diluted net loss per share:
Net loss	$(1.46)	$(1.26)	$(3.05)	$(1.80)
Weighted average common shares outstanding	22,808	22,951	22,758	22,470

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

	December 31,	December 31,
	2011	2010
	(in thousands)

Cash and cash equivalents	$9,944	$42,173
Restricted cash	13,024	10,110
All other current assets	49,140	39,602
Total assets	434,029	470,925

Accounts payable and accrued expenses	$45,217	$39,467
Total current and non-current debt (including revolving credit facility)	471,505	450,691
Total stockholders’ deficit	(96,798)	(29,793)
Total liabilities and stockholders’ deficit	434,029	470,925

SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION

EBITDA represents the Company’s consolidated net income (loss) before income taxes, interest and depreciation and amortization.  Adjusted EBITDA represents EBITDA as further adjusted to give effect to unusual items, non-cash items, Reddy Ice Holdings, Inc. (“Reddy Holdings”) gains and expenses and other adjustments set forth below, such additional adjustments being required to calculate covenant ratios and compliance under the Company’s new credit facility.  EBITDA and Adjusted EBITDA are not presentations made in accordance with generally accepted accounting principles (“GAAP”) and are not measures of financial condition or profitability.  EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for “net income (loss)”, the most directly comparable GAAP financial measure, as an indicator of operating performance.

By presenting Adjusted EBITDA, the Company intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future.  The Company evaluates operating performance based on several measures, including Adjusted EBITDA, as the Company believes it is an important measure of the operational strength of its business.  Furthermore, the additional adjustments included in the calculation of Adjusted EBITDA are required to calculate covenant ratios and compliance under the Company’s credit facility.

Adjusted EBITDA as we have presented it may not be comparable to similarly titled measures used by other companies.  Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs, as it excludes certain financial information when compared to “net income (loss)”.  Users of this financial information should consider the types of events and transactions which are excluded.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in thousands, unaudited)

Net loss	$(33,300)	$(29,014)	$(69,455)	$(40,489)
Depreciation expense related to costs of sales	4,591	9,433	27,598	26,088
Depreciation and amortization expense	1,736	2,318	8,969	8,802
Interest expense	14,841	14,400	58,714	50,078
Interest income	(3)	(5)	(15)	(20)
Income tax expense (benefit)	24	(11,581)	1,973	(17,537)
EBITDA	(12,111)	(14,449)	27,784	26,922
Other non-cash and excluded charges:
Stock-based compensation expense	438	652	2,242	2,075
(Gain) loss on dispositions of assets	(228)	168	233	2,600
Impairment of long-lived assets	1,421	9,828	4,162	10,578
Acquisition expenses	522	552	4,633	1,176
(Increase) decrease in fair value of diesel hedge	(159)	—	86	—
Gain on contingent acquisition consideration	(216)	—	(418)	—
Gain on bargain purchase	—	32	—	(232)
Debt refinance costs	696	2,361	696	8,839
Reddy Holdings items:
Cost (insurance recoveries) related to antitrust investigations and related litigation (a)	2,112	1,700	5,049	(124)
Adjusted EBITDA	$(7,525)	$844	$44,467	$51,834

(a)          The cost of the antitrust investigations and related litigation and related insurance recoveries are excluded from the calculation of Adjusted EBITDA as these costs have been paid by Reddy Holdings.  Reddy Holdings is currently paying these costs with the excess cash remaining from the initial public offering of its common stock in August 2005, the funds paid to Reddy Holdings by affiliates of GSO Capital Partners LP in February 2008 in connection with the termination of the merger agreement, proceeds of insurance recoveries by Reddy Holdings and dividends received from its wholly-owned subsidiary, Reddy Ice Corporation.

The Company’s credit agreement requires that pro forma effect be given to certain items, such as acquisitions and dispositions of businesses and the purchase of leased assets, when calculating Adjusted EBITDA.  The following table sets forth the calculation of pro forma Adjusted EBITDA:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in thousands, unaudited)

Adjusted EBITDA	$(7,525)	$844	$44,467	$51,834
Acquisition adjustments (a)	—	16	(379)	6,025
Pro forma adjusted EBITDA	$(7,525)	$860	$44,088	$57,859

(a)          Represents the incremental Adjusted EBITDA of acquired businesses as if each acquisition had been consummated on the first day of the period presented.  All acquisitions included herein were consummated on or before December 31, 2011.